 EXHIBIT 99.1

GENERAL FINANCE CORPORATION ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION FOR ITS 8.125% SENIOR NOTES DUE 2021

PASADENA, CA – October 31, 2018 – General Finance Corporation (NASDAQ: GFN) (the “Company”) announced today the successful completion of its previously announced solicitation of consents (the “consent solicitation”) from holders of its 8.125% Senior Notes due 2021 (the “Notes”) to approve certain amendments (the “Proposed Amendments”) to the indenture governing the Notes.

The consent solicitation expired at 5:00 p.m., New York City time, on October 31, 2018 (the “Expiration Time”). As of the Expiration Time, the Company had received and accepted consents from approximately 63.3% of the holders of the Notes. The consent of holders of at least a majority in aggregate principal amount outstanding of the Notes as of the Record Date (as defined in the Consent Solicitation Statement) was required to approve the Proposed Amendments.

Upon the terms and subject to the conditions described in the Consent Solicitation Statement dated October 16, 2018 (the “Consent Solicitation Statement”), the Company will, promptly after the Expiration Time, make a cash payment of $0.10 per $25.00 in principal amount of Notes held by each holder of the Notes as of the Record Date who has validly delivered and not validly revoked a consent at or prior to the Expiration Time. The Company expects to pay the consent fee on or about November 1, 2018.

The Company has executed a supplemental indenture to the indenture governing the Notes to give effect to the Proposed Amendments. The supplemental indenture binds all holders of the Notes, including those that did not give their consent, but holders who did not validly deliver consents prior to the Expiration Time (or delivered consents but properly revoked them) will not receive the consent fee.

D.A. Davidson & Co. acted as the solicitation agent for the consent solicitation. Additional information concerning the terms and conditions of the consent solicitation may be obtained from D.A. Davidson & Co., Attn: Syndicate Department, 8 Third Street North, The Davidson Building, Great Falls, MT  59404, phone:  1-800-332-5915, email: prospectusrequest@dadco.com.

Global Bondholder Services Corporation acted as tabulation and information agent. Copies of the Consent Solicitation Statement may be obtained from Global Bondholder Services Corporation by calling (212) 430-3774 (banks and brokers) or (866) 470-3800 (toll-free) or by email at contact@gbsc-usa.com or online at http://www.gbsc-usa.com/generalfinance/

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. The solicitation of consents was made only pursuant to the terms of the Consent Solicitation Statement. The solicitation of consents was not made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign or “blue sky” laws.

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release, including those describing the consent solicitation, constitute forward-looking statements. These statements are not historical facts but instead represent the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed in the Company’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and the Company does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia consist of wholly-owned Royal Wolf Trading Australia Pty Limited (www.royalwolf.com.au) and Royal Wolf Trading New Zealand Limited (www.royalwolf.co.nz), the leading providers of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223

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